Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Trinity Biotech plc
We consent to the incorporation by reference in the registration statements on Form F-3 (333-113091, 333-112568, 333-116537, 333-103033, 333-107363 and 333-114099) and in the registration statements on Form S-8 (33-76384, 333-220, 333-5532, 333-7762 and 333-124384) of Trinity Biotech plc of our report dated April 2, 2008, with respect to the consolidated balance sheet of Trinity Biotech plc as of December 31, 2007, and the related consolidated statements of operations, recognised income and expense, and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 20-F of Trinity Biotech plc.
KPMG
Dublin, Ireland
April 7, 2009